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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Toro Company:


We consent to incorporation by reference in the Registration Statement No. 33-59563 on Form S-8 of The Toro Company of our report dated June 19, 2000, relating to the statements of net assets available for plan benefits of The Toro Company Investment and Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended and supplemental schedule as of December 31, 1999, which report is included in Form 11-K of The Toro Company.




                                                                    KPMG LLP





Minneapolis, Minnesota
June 28, 2000